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                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated February 14, 1997, except for Note 7, as to which the date is February 26, 1997, with respect to the financial statements of Eagle-Gypsum Products included in Form 8-K/A dated May 12, 1997 of Centex Construction Products, Inc. We also consent to the incorporation by reference of our report dated February 14, 1997, except for Note 7, as to which the date is February 26, 1997, with respect to the financial statements of Eagle-Gypsum Products in the Registration Statements (Form S-8 No. 33-82820, No. 33-84394 and No. 33-82928) of Centex Construction Products, Inc.





Denver, Colorado                               ERNST & YOUNG LLP
May 12, 1997